Exhibit 99.(k)(vi)

SPECIAL CUSTODY and PLEDGE AGREEMENT

AGREEMENT (hereinafter “Agreement”) dated as of April 9, 2018 among U.S. BANK, N.A. In its capacity as custodian hereunder (“Custodian”), CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND (“Fund”), and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (the “Counterparty”).

WHEREAS, the Fund provides pledged collateral to Counterparty to secure obligations owing by the Fund (formerly Center Coast MLP & Infrastructure Fund) to the Counterparty (as successor in interest to BNP Paribas Prime Brokerage, Inc.) under a Committed Facility Agreement (the “Committed Facility Agreement”) dated as of October 4, 2013 and an account agreement with the Counterparty dated as of October 4, 2013 (the “Account Agreement” and together with the Committed Facility Agreement, the “40 Act Financing Agreements”), and for those purposes has entered into such Account Agreement; and

WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing of securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Counterparty’s Internal policies; and

WHEREAS, to facilitate extensions of credit and the borrowing of securities from the Counterparty, the Fund and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian has acted as custodian of certain assets of the Fund pursuant to a custody agreement (the “Custodian Agreement”).

NOW, THEREFORE, be it agreed as follows:

1.                                      As used herein, capitalized terms have the following meanings:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is adequate under the Margin Rules and as set forth in the Committed Facility Agreement between Counterparty and Fund and, to the extent such Committed Facility Agreement (i) has been terminated or the commitment therein has expired or (ii) is otherwise inapplicable to any portion of the Collateral, the Account Agreement.

“Advice from Counterparty” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by an Authorized Representative of Counterparty to the Fund or Custodian, as applicable hereunder, communicated: (i) in writing; or (ii) by a facsimile-sending device or email. A duly-authorized officer of Counterparty will certify to Custodian, on Appendix A attached, the names and signatures of those employees of Counterparty who are authorized to sign Advices from Counterparty (each, an “Authorized Representative of Counterparty”), which certification may be amended from time to time. The term “Authorized Representative of Counterparty” shall also include any person who has apparent authority as an officer, director, principal or manager of the Counterparty to sign Advices from Counterparty, even in the event that such person has not been specifically named on or provided a specimen signature on Appendix A.

“Business Day” means a day on which Custodian, Fund and the Counterparty are open for business.

“Collateral” has the meaning set forth in paragraph 2(d) below.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Fund insolvent; or (H) the Fund has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Fund, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Fund under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (Hi) any such petition or application has been filed, or any such proceedings commenced, against the Fund and the Fund by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Fund” means a request, direction or certification in writing signed in the name of the Fund by a person authorized by the Fund, on Appendix B attached (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device or per email.

2.                                      (a)                                 Custodian, in its capacity as a Securities Intermediary as defined in Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate and open a separate account on its books entitled “BNP Paribas Prime Brokerage International, Ltd., Pledgee of Center Coast Brookfield MLP & Energy Infrastructure Fund” (“Special Custody Account”) and shall hold therein for the Counterparty as pledgee upon the terms of this Agreement all assets delivered to Custodian for credit to the Special Custody Account and all monies or other property paid or distributed with respect thereto (other than dividends or coupon payments) or realized on any sale thereof. The Custodian hereby agrees that any property except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of Article 8 of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such property that is U.S. cash as a deposit in Its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. The Fund agrees to instruct Custodian through Instructions from Fund as to the cash and specific securities which Custodian is to identify on Its books and records as pledged to the Counterparty as Collateral in the Special Custody Account.

(b)                                 The Fund agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement, Such Collateral (a) may be released only in accordance with the terms of this Agreement; and (b) except as required to be released hereunder to the Counterparty, shall not be made available to the Counterparty or to any other person claiming through the Counterparty, including creditors of the Counterparty. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Fund which may be held by Custodian, subject to the interest therein of the Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Such security interest in any item of Collateral will terminate at such time as such item of Collateral Is released to the Fund as provided in paragraph 4 hereof.

(c)                                  The Fund, the Counterparty and Custodian agree that Collateral will be held for the Counterparty in the Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Collateral in the Special Custody Account (including without limitation the delivery thereof in accordance with paragraph 8) as the Counterparty shall direct in an Advice from Counterparty, without further consent of the Fund.

(d)                                 The Fund hereby grants a continuing security interest to the Counterparty in the following (the “Collateral”): (a) the Special Custody Account and all U.S. cash, U.S. government securities and other U.S. margin eligible securities acceptable to the Counterparty and Custodian and other financial assets credited to the Special Custody Account, from time to time, (b) its accounts with the Counterparty, and (c) all proceeds of the foregoing, to secure the Fund’s obligations to the Counterparty under the Account Agreement and the Committed Facility Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

3.                                      Custodian shall make available to Counterparty and Fund by use of a secured website a record of all pledges, deliveries, releases and substitutions of the Collateral and any movements of assets into or out of the Special Custody Account within one (1) Business Day of such pledges, deliveries, releases, substitutions or movement of assets. Custodian will supply Counterparty and Fund with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account. Custodian will also advise Counterparty and Fund upon reasonable request, of the kind and amount of Collateral pledged to Counterparty. Custodian further agrees (a) to provide Swift connectivity as required by Counterparty within three (3) Business Days from the execution of this Agreement and (b) to utilize best efforts to develop an automated process within four (4) weeks from the execution of this Agreement such that the Custodian will be able to confirm in writing to Counterparty and Fund, within one (1) Business Day, all pledges, releases or substitutions of Collateral and will supply Counterparty and Fund with a daily statement of Collateral in the Special Custody Account and transactions in the Special Custody Account.

4.                                      Custodian agrees to release Collateral from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Committed Facility Agreement and Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund, to provide such an Advice from Counterparty with respect to Collateral selected by the Fund directing the release of such Collateral to the Fund: (a) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (b) against receipt in the Special Custody Account of substitute Collateral (if such substitution is permitted under the terms of the Committed Facility Agreement or Account Agreement, as applicable) having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (c) upon termination of the Fund’s accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto. It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

5.                                      The Fund represents and warrants to the Counterparty that securities pledged to the Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral in the Special Custody Account will not be subject to any liens or encumbrances other than the lien in favor of the Counterparty contemplated hereby.

6.                                      Collateral in the Special Custody Account shall at all times remain the property of the Fund subject only to the extent of the interest and rights therein of the Counterparty as the pledgee and secured party thereof. Custodian represents that Collateral in the Special Custody Account is not subject to any other lien, charge, security interest or other right or claim of Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral in the Special Custody Account. Except for the claims and interests of the Counterparty and the Fund, the Custodian has not, to the best of its knowledge, received written notice of any claim to, or interest in, the Special Custody Account, any financial asset credited thereto or any security entitlement in respect thereof, Custodian shall use its best efforts to notify the Counterparty and the Fund as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

7.                                      The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the Account Agreement, and advise the Fund by 11:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Fund will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance. Counterparty will charge interest on debit balances in accordance with Counterparty’s policies as set forth in the Committed Facility Agreement (and to the extent such Committed Facility Agreement (i) has been terminated or the commitment therein has expired or (ii) is otherwise inapplicable to any portion of the Collateral, the Account Agreement) and Counterparty will not pay interest on credit balances.

8.                                      The occurrence of any of the following constitutes a default by the Fund hereunder (a “Customer Default”): there occurs (a) a Default (as defined in the Committed Facility Agreement), (b) an Event of Default (as defined in the Account Agreement), or (c)

Fund’s Insolvency. Upon Counterparty’s determination that a Customer Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Fund in an Advice from Counterparty of such Customer Default. After transmittal by Counterparty of such Advice from Counterparty, Counterparty may thereupon take Default Action (as defined in the Account Agreement) or any other action permitted pursuant to the 40 Act Financing Agreements, including without limitation, the conversion of any convertible securities or exercise of Fund’s rights in warrants (if any) held in the Account and the Special Custody Account, the buy-in of any securities of which the Account may be short, and the sale of any or all property or securities in the Account and the Special Custody Account to the extent necessary to satisfy Fund’s obligations to Counterparty (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code. Fund shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian. Counterparty shall notify Fund of any deficiency remaining thereafter in an Advice from Counterparty. Any such sale of Collateral held in the Special Custody Account shall be made only after such Collateral has been withdrawn from the Special Custody Account by Counterparty.

9.                                      The Counterparty hereby covenants, for the benefit of the Fund, that the Counterparty will not instruct Custodian pursuant to an Advice from Counterparty to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 8 until after the occurrence of a Customer Default. The foregoing covenant is for the benefit of the Fund only and shall in no way be deemed to constitute a limitation on Custodian’s obligation to act upon instructions pursuant to an Advice from Counterparty and Custodian’s obligation to act upon such instructions, which Instructions, for the avoidance of doubt, may include directions to deliver Collateral to Counterparty other than pursuant to paragraph 8 (including for other permissible uses under the Committed Facility Agreement and Account Agreement). Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between the Counterparty and the Fund. Custodian will, however, provide prompt telephone notice to an officer of the Fund of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

10.                               [Reserved.]

11.                               Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it In good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized. As between the Fund and Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement; for the avoidance of doubt, each Advice from Counterparty shall be considered a “Proper Instruction” under the Custodian Agreement and as such is subject to the terms of the Custodian Agreement and, in particular, the Fund’s indemnity of the Custodian thereunder. As between Custodian and Counterparty, Counterparty shall indemnify and hold Custodian harmless from and against any losses or liabilities (including reasonable legal fees) imposed on or incurred by Custodian subsequent to the taking of any action, or arising out of any omission, of Custodian in compliance with any Advice from Counterparty, except to the extent that any such loss or liability (i) results from Custodian’s negligence, fraud, recklessness, willful misconduct or bad faith; or (ii) represents special, consequential, punitive, exemplary or incidental damages. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to It or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Counterparty without additional authorization or consent of the Fund.

Neither Custodian nor Counterparty shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; acts of God; or any other similar event beyond the control of such party or its agents. Neither Custodian nor Counterparty shall be liable for indirect, special, or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

12.                               All charges for Custodian’s services under this Agreement shall be paid by the Fund.

13.                               The Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by the Fund as a result of any transaction executed hereunder, or any other action taken or not taken by the Counterparty hereunder for the Fund’s account at Fund’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of the Counterparty’s material breach of contract, gross negligence, recklessness or willful misconduct.

14.                               No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the Counterparty, the Fund and Custodian.

15.                               Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	U.S. Bank, N.A.
1555 N. Rivercenter Dr.
MK-WI-S302
Milwaukee, WI 53212
Attn: Tom Fuller
Phone: 414-905-6118
Fax: 866-350-5066

(b)	if to the Fund, to:	Center Coast Brookfield MLP & Energy Infrastructure Fund
c/o Brookfield Investment Management Inc.
250 Vesey Street, 15th Floor
New York, NY 10281
Attn: Legal Department
Phone No.: 212-417-7049
Fax No.: 917-210-4292

(c)	if to the Counterparty, to:	BNP Paribas Prime Brokerage International, Ltd.
787 Seventh Avenue
New York, NY 10019
		Attention:	Alex Bergelson
		Fax No.:	201-850-4601
		Phone No.:	212-471-6533

with a copy to: BNP Paribas

525 Washington Boulevard
Jersey City, NJ 07310
Attn: David Koppel
Tel: 201-850-5391
Fax: 201-850-4618

16.                               Any of the parties hereto may terminate this Agreement by thirty (30) days prior written notice to the other parties hereto; provided, however, that the status of any Collateral pledged to the Counterparty or the Fund, as the case may be, at the time of such notice shall not be affected by such termination and Custodian shall continue to comply with its requirements under this Agreement until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules. Upon termination of this Agreement or the Custodian Agreement prior to the termination of the Committed Facility Agreement, all assets of the Fund held in the Special Custody Account shall be transferred to a successor custodian specified by the Fund acceptable to the Counterparty in its sole discretion.

17.                               Nothing in this Agreement prohibits the Counterparty, the Fund or Custodian from entering into similar agreements with others in order to facilitate options or other derivatives transactions.

18.                               Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Counterparty) relating to the Special Custody Account and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person.

19.                               If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such Invalid or unenforceable provision or condition were not contained herein.

20.                               All references herein to times of day shall mean the time in New York, New York, U.S.A.

21.                               Notwithstanding any other provision herein, (1) Counterparty may request release of Collateral from Custodian through an Advice from Counterparty for purposes of rehypothecation under the Account Agreement and Custodian agrees to release such Collateral to Counterparty upon receipt of such Advice from Counterparty, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with permissible purposes under the Account Agreement or any other agreement between the Fund and Counterparty and (2) any cash or securities delivered by Counterparty to the Special Custody Account shall be considered pledged to Counterparty as Collateral in the Special Custody Account; provided, however, that this paragraph 21 shall have no force or effect until and unless the Fund and Counterparty have executed a Rehypothecation Side Letter and have delivered a copy of such letter to Custodian.

22.                               This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflict of law rules and the “securities intermediary’s jurisdiction” within the meaning of the UCC for purposes of this Agreement is the State of New York. The parties further agree that the law applicable to all the issues in Article 2(1) of the “Hague Convention on the law applicable to certain rights in respect of securities held with an intermediary (PRIMA Convention)” is the law in force in the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. Any litigation between any of the parties to this Agreement or involving their respective property must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the county of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any right to trial by jury with respect to any claim, action, proceeding or counterclaim or other legal action is hereby waived by all parties to this agreement.

23.                               Counterparty may, upon notice to the Fund and Custodian, assign its rights or any Interest under this agreement to any affiliate of Counterparty.

24.                               This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

25.                               Each of Custodian, the Fund and the Counterparty agrees that it shall maintain, and shall notify its past, present and future agents, attorneys and accountants to maintain, the confidentiality of the terms of this Agreement, and shall not discuss or disclose, nor authorize such agents, attorneys or accountants to discuss or disclose, directly or indirectly, to any person the existence or terms of this Agreement, other than as may be legally required pursuant to applicable law or regulation. Notwithstanding the foregoing, each party may disclose the existence or terms of this Agreement to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the relevant party’s business in connection with the exercise of such authority or claimed authority. Each of Custodian, the Fund and the Counterparty agrees that there shall be no publicity, directly or indirectly, concerning any aspect of this Agreement.

[Remainder of Page Intentionally Left Blank]

CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND

By:	/s/ Thomas Peeney
	Name:	Thomas Peeney
	Title:	Secretary

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Jeffrey Lowe
	Name:	Jeffrey Lowe
	Title:	Managing Director

By:	/s/ Robert Luzzo
	Name:	Robert Luzzo
	Title:	Managing Director

U.S. BANK, N.A.

By:	/s/ Anita M. Zagrodnik
	Name:	Anita M. Zagrodnik
	Title:	Senior VP

APPENDIX A

To

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AUTHORIZED PERSONS FOR COUNTERPARTY

The undersigned hereby represents and warrants to Fund and Custodian that each person specifically identified below has actual authority to act, and as such, is authorized and empowered for and on behalf of Counterparty to deliver Advices from Counterparty.

Daily Collateral Movements (e.g., approving releases)

NAME	TELEPHONE/FAX	SIGNATURE

1. Dave Koppel	Tel: 201-850-5391 Fax: 201-850-6594

2. Vincent Gazzillo	Tel: 201-850-4163 Fax: 201-850-5594

3. John Longwell	Tel: 201-850-5510 Fax: 201-850-6594

4. Thomas Anderson	Tel: 201-850-4161 Fax: 201-850-6594

5. Cindy Yeung	Tel: 201-850-5480 Fax: 201-850-6594

6. Gioacchino Vassallo	Tel: 201-850-5293 Fax: 201-850-6594

Authorized by:                      , as duly-authorized officer of Counterparty

Name:	Jeffrey Lowe
Title:
Date:

APPENDIX B

To

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AUTHORIZED PERSONS FOR

CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND

Custodian and Counterparty are directed to accept and act upon Instructions received from any one of the persons set forth below:

Name	Title	Signature

Brian Hurley	President

Angela Ghantous	Treasurer

Casey Tushaus	Assistant Treasurer

Mohamed Rasul	Assistant Treasurer

Thomas Peeney	Secretary

Adam Sachs	Chief Compliance Officer

Kevin English	Chief Operating Officer , Brookfield Investment Management Inc. (“BIM”)

Billy Bauch	Managing Director, BIM Director, Operations, BIM

Rachel Hollowell	Director, Operations, BIM

Peter Pages	Director, Operations, BIM

Julie Downey	Director, Operations, BIM

PJ Runge	Vice President, Operations, BIM

Tony Nguyen	Associate, Operations, BIM

Andrew Northrup	Assistance Vice President, Fund Accounting, BIM

Jesse Isensee	Director, Trading